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                                                                     EXHIBIT 4.2

                 COMMUNITY TRUST FINANCIAL SERVICES CORPORATION

                             DIVIDEND REINVESTMENT
                            AND STOCK PURCHASE PLAN



1.   DEFINITIONS

     For purposes of this Plan:

     (a) "Account" shall mean the account held by the Plan Administrator for a Participant to which his or her Plan Shares are credited.

     (b) "Authorization Card" shall mean the form or other document prescribed by the Plan Administrator as the required evidence of an election by an eligible shareholder of the Corporation to participate in the Plan.

     (c) "Corporation" shall mean Community Trust Financial Services
Corporation.

     (d) "Dividend" shall mean a dividend payable by the Corporation in cash with respect to its Stock. Dividends are paid on Stock when and as declared by the Corporation's Board of Directors.

     (e) "Fair Market Value" shall mean the value of a share of Stock as of the applicable date determined by the Plan Administrator as follows:

          (i) If the Stock is listed on an established organized stock exchange, the Fair Market Value shall be the closing price per share for the Stock on such stock exchange on the applicable date or, if no sale of the Stock occurred on such stock exchange on that date, the closing price per share for the Stock on such stock exchange on the preceding day on which a sale of Stock occurred.

          (ii) If the Stock is not listed on an established stock exchange but is listed in the National Market System of the Association of Securities Dealers Automated Quotation System ("NASDAQ"), the Fair Market Value shall be the average of the highest and lowest trading prices per share for the Stock on the applicable date or, if no trade of the Stock occurred in said National Market System on that date, the average of the highest and lowest trading prices per share for the Stock on the preceding day on which the Stock was traded in said National Market System.
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          (iii)  If the Stock is not listed on an established stock exchange or in the NASDAQ National Market System but is quoted by NASDAQ, the Fair Market Value shall be the average of the closing dealer bid and asked prices per share for the Stock quoted by NASDAQ on the applicable date or, if no such bid and asked prices are quoted by NASDAQ on that date, the average of the closing dealer bid and asked prices per share for the Stock quoted by NASDAQ on the preceding day on which such prices were quoted by NASDAQ.

          (iv) If the Stock is not listed on an established stock exchange or in the NASDAQ National Market System, or quoted by NASDAQ, the Fair Market Value shall be the average of the lowest bid and highest asked prices per share for the Stock quoted on the applicable date by one or more brokerage firms which then make a market in the Stock or, in the absence of any such bid and asked prices quoted on such date, the quoted per share price (or average of the quoted per share prices, if several), whether bid or asked, for the Stock reported on the applicable date.

     (f) "Participant" shall mean a shareholder of the Corporation who is participating in the Plan.

     (g) "Plan" shall mean this Dividend Reinvestment and Stock Purchase Plan.

     (h) "Plan Administrator" shall mean Registrar and Transfer Company, or such other administrator as the Corporation may, in its sole discretion, from time to time select.

     (i) "Plan Shares" shall mean the shares of Stock, whole and fractional, that are held by the Plan Administrator for the benefit of the Participants under the Plan.

     (j) "Stock" shall mean the common stock of the Corporation, having a par value of $2.50 per share.

     (k) "Share Transfer Form" shall mean the form by which a Participant may effect the transfer of the ownership of all or part of the Participant's Plan Shares to another person.

     (l) "Stock Power Form" shall mean the form by which one may execute a stock power.

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2.   PURPOSE

     To provide the shareholders of record of the Corporation with a convenient method to invest Dividends with respect to its Stock and optional cash contributions in additional shares of its Stock as hereinafter provided.

3.   ADMINISTRATION

     The Plan shall be administered by the Plan Administrator. All Plan Shares will be registered in the name of the Plan Administrator, or its nominee, as agent for the Participants and will be credited to the respective Accounts of the Participants. The Corporation may adopt and amend rules and regulations regarding administration of the Plan and has the right to replace the Plan Administrator at any time.

4.   ELIGIBILITY AND PARTICIPATION

     All holders of record of Stock, who reside in Georgia, are and shall be, eligible to participate in the Plan, except as otherwise determined from time to time by the Board of Directors of the Corporation. A Participant may elect full reinvestment or partial reinvestment of Dividends on shares registered in his or her name. Dividends paid on all other shares registered in the Participant's name will be paid in cash. A beneficial owner whose shares of Stock are registered in a name other than his or her own must become a shareholder of record by having all or a part of such shares transferred into his or her own name or appropriate arrangements must be made with the nominee in order to participate in the Plan. The right to participate in the Plan is not transferable to another person apart from a transfer of a Participant's underlying shares of the Stock.

5.   ENROLLMENT

     Any eligible shareholder of record of the Corporation may enroll in the Plan at any time by completing and signing an Authorization Card and returning it to the Plan Administrator. If a shareholder chooses partial reinvestment, the shareholder must designate on the Authorization Card the number of whole shares for which the Participant wishes to reinvest Dividends. Where such shares are registered in more than one name (i.e., joint tenants, trustees, etc.) all registered holders must sign. Authorization Cards may be obtained at any time by written request to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, or by telephoning toll free at 1-800-368-5948. If an Authorization Card requesting reinvestment of Dividends is received by the Plan Administrator at least five business days before the record date established for a particular Dividend, reinvestment will commence with that Dividend. If an Authorization Card is not received from a shareholder at least five business days before the record date established for that particular Dividend, the reinvestment of Dividends will begin with the payment of Dividends following the next Dividend record date if at that time the shareholder is still a record holder of Stock.

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     As long as the Plan Administrator is holding any Plan Shares in a
Participant's Account, a Participant may continue to participate in the Plan with respect to such Plan Shares, even if the Participant holds of record no shares of Stock in his or her name.

6.   OPTIONAL CASH CONTRIBUTIONS

     Any eligible shareholder of record who is enrolled in the Plan and who is eligible to participate in accordance with the provisions of the Plan may also elect to make optional cash contributions by enclosing a check or money order with the executed Authorization Card (for new Participants) or by forwarding a check or money order to the Plan Administrator with a payment form that will accompany each statement of account. Checks and money orders shall be made payable to Registrar and Transfer Company, Agent, and should include the Participant's Account number and social security or federal taxpayer identification number. If any Participants have the same social security or federal taxpayer identification number, the maximum amount which all such Participants may invest as optional cash contributions each month is limited to the maximum amount that one Participant may so voluntarily invest each month. In addition, any eligible shareholder of record who is enrolled in the Plan and who is eligible to participate in accordance with the provisions of the Plan may also elect to make optional cash contributions by having money automatically withdrawn from a Participant's predesignated checking or savings account. To invest additional funds by automatic deduction, Participants must first complete and sign an Automatic Deduction Form and return the form to the Plan Administrator. The amount of such optional cash contribution may not be less than fifty dollars ($50.00) per payment or total more than two thousand dollars ($2,000.00) per month, subject to the right of the Corporation from time to time to change such amounts or to eliminate optional cash contributions upon giving Participants in the Plan not less than 30 days prior written notice of the effective date of such change; provided, however, any such change shall not occur more often than once every three months.

     Optional cash contributions will be returned to a Participant upon written request received by the Plan Administrator at any time prior to two business days before the next purchase date.

     Optional cash contributions do not constitute deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. Under no circumstances will interest be paid on optional cash contributions.

7.   PURCHASES

     On each date that Dividends are payable, the Corporation will pay to the Plan Administrator the Dividends payable with respect to the Stock of the Participants for which the Participants have designated to be reinvested in Stock under the Plan, and Dividends with respect to their Plan Shares, less any applicable withholding taxes. The Plan Administrator will use the amount of the available Dividends so received from the Corporation, together with optional cash contributions received from Participants, to purchase Stock for the Accounts of the Participants. The Plan Administrator may: (i) purchase Stock from the Corporation; (ii) purchase the Stock in

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the open market; (iii) arrange for the purchase of Stock in negotiated transactions; or (iv) employ a combination of the foregoing, as directed from time to time by the Corporation. Stock purchased from the Corporation will be its authorized but unissued shares of Stock or Stock held in treasury.

     In months in which a Dividend payment is made, purchases of Stock with reinvested Dividends and purchases of Stock with optional cash contributions will be made as of each Dividend payment date or as soon as practicable after that date. In months in which a Dividend payment is not made, purchases of Stock made with optional cash contributions will be made on the tenth day of every month (or the next business day) or as soon as practicable after the purchase date. Optional cash contributions must be received at least five business days prior to a purchase date to be used to purchase shares on that purchase date. Participants may obtain the return of any optional cash contributions at any time prior to two business days before a purchase date. No interest will be paid on any funds received under the Plan. Purchases of Stock in the open market or in negotiated transactions may occur over one or more trading days.

     The purchase price of Stock purchased from the Corporation under the Plan shall be the Fair Market Value of the Stock as of the purchase date. The purchase price of Stock purchased under the Plan in the open market and/or in negotiated transactions will be the Participant's pro rata share of the actual costs, including any brokerage commissions, incurred by the Plan Administrator for such purchases. In the event of purchases of Stock from the Corporation and in the open market and/or in negotiated transactions, the purchase price per share of Stock to be charged to each Participant will be based upon the weighted averages of the prices of all shares purchased. Each Participant's Account will be credited with the number of whole and fractional shares, calculated to four
(4) decimal places, equal to the pro rata amount to be invested for the Participant divided by the applicable purchase price. The applicable purchase price per share will be the total amount of Dividends invested divided by the total shares purchased.

8.   DIVIDENDS ON PLAN SHARES

     As the record holder of the Plan Shares held in Participants' Accounts under the Plan, the Plan Administrator will receive Dividends, less any applicable withholding taxes, payable with respect to all Plan Shares held on each Dividend record date. The Plan Administrator will credit such Dividends to Participants' Accounts on the basis of the Plan Shares held in each Account, and will reinvest such Dividends in Stock under the Plan. No interest will be paid on Dividends pending reinvestment.

9.   COSTS

     Participants will incur no brokerage commissions or service charges for purchases of original issue shares of Stock and shares of Stock held in treasury made under the Plan. However, the Corporation may elect to direct the Plan Administrator to purchase shares of Stock in the open market. If shares are purchased in the open market, there would be no charges to Participants other than ordinary brokerage fees.

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10.  REPORTS TO PARTICIPANTS

     As soon as practicable after each purchase made under the Plan on behalf of a Participant, the Participant will receive a statement showing the amount invested, the purchase price, the number of shares purchased, and other information regarding the status of the Participant's Account as of the date of such statement. Each Participant is responsible for retaining these statements in order to establish the cost basis of his shares purchased under the Plan for tax purposes.

11.  VOTING OF PLAN SHARES

     For each meeting of the Corporation's shareholders, each Participant will receive proxy materials which will enable him or her to vote the Plan Shares credited to his or her Account. Participants will vote shares in their Account just as they vote shares registered in their own names directly or by proxy.

12.  WITHDRAWAL OF PLAN SHARES

     A Participant may withdraw all or a portion of the whole Plan Shares in his or her Account by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of shares to be withdrawn. If the request to withdraw Plan Shares is not received at least five business days before the record date for a cash Dividend payment, any amount paid on the Dividend payment date will be reinvested pursuant to the Plan and the withdrawal request will be processed as soon as practicable after the Dividend payment date. Certificates for whole shares of Stock so withdrawn will be registered in the name of the Participant and issued to the Participant as soon as practicable after the Plan Administrator's receipt of the notice of withdrawal, but no later than thirty
(30) days after the Plan Administrator's receipt of such notice. Certificates for fractional shares of Stock will not be issued under any circumstance.

     Participants may request the Plan Administrator to sell, for a fee of ten dollars ($10.00) per sale plus proportional brokerage fees and commissions, if any, the Plan Shares that are being withdrawn from their Accounts. Participants shall make such a request to sell their Plan Shares that are being withdrawn by specifying in the notice of withdrawal the number of shares to be sold. The Plan Administrator will execute a sale order for such shares as soon as practicable after receipt of the notice, but no later than thirty (30) days after receipt of the notice, and will deliver to the Participant a check for the proceeds of the sale, less any brokerage commissions, applicable withholding taxes and transfer taxes incurred. A request for Plan Shares to be sold must be signed by each person in whose name the Account appears.

     Any Plan Shares remaining in a Participant's Account after withdrawal of a portion of the Plan Shares will continue to be held for the Participant by the Plan Administrator, with Dividends on such Plan Shares continuing to be reinvested under the Plan.

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13.  TERMINATION OF PARTICIPATION

     Participation in the Plan may be terminated by a Participant at any time by giving written notice thereof to the Plan Administrator. If the request to terminate participation in the Plan is not received at least five business days before the record date for a cash Dividend payment, any amount paid on the Dividend payment date will be reinvested pursuant to the Plan and the termination request will be processed as soon as practicable after the Dividend payment date. The Corporation in its sole discretion at any time may send written notice to a Participant, with a copy sent to the Plan Administrator, by which the Participant's participation in the Plan is terminated; however, if the notice is given between a Dividend record date and payment date, such termination will not be effective insofar as that Dividend is concerned.

     As soon as practicable after, but no later than thirty (30) days after either the date on which any such notice of Plan termination is received by the Plan Administrator from the Participant or the date of mailing of a notice of Plan termination from the Corporation (the "Termination Date"), the Plan Administrator will deliver to the Participant: (a) one or more certificates for all whole Plan Shares held in the Participant's Account, (b) a check representing any Dividends and optional cash contributions held by the Plan Administrator for the Participant that have not been invested, and (c) a check in lieu of the issuance of any fractional share of Stock credited to the Participant's Account, equal to (i) the proceeds from the sale of such fractional share on the open market, less any brokerage commissions, and applicable withholding taxes and transfer taxes incurred, or (ii) the fractional share multiplied by the Fair Market Value of the Stock as of the Termination Date.

     In the alternative, a Participant may request in writing delivered to the Plan Administrator, that all of the Plan Shares in the Participant's Account be sold. A request for Plan Shares to be sold must be signed by all persons in whose names the Account appears. If such a sale is requested, for a fee of ten dollars ($10.00) per sale plus proportional brokerage fees and commissions, if any, the Plan Administrator will execute a sale order providing for the sale of such Plan Shares as soon as practicable after its receipt of the request, but no later than thirty (30) days after its receipt of such request, and will deliver to the Participant a check for the proceeds of the sale, less any brokerage commissions, applicable withholding taxes and transfer taxes incurred.

14.  STOCK CERTIFICATES

     Unless a request is made in writing to the Plan Administrator, Participants will not be issued certificates for shares held in custody by the Plan Administrator. Certificates will, however, be issued to Participants upon withdrawal of Plan Shares or upon termination of participation in the Plan where the Participant does not request that his or her Plan Shares be sold and will be registered in the name or names in which the Participant's Account is maintained. If a Participant requests a certificate to be registered in a name other than that shown on the Account, such request must be signed by all persons in whose names the Account is registered, with signatures Medallion guaranteed, and be accompanied by such other documentation as the


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Plan Administrator may require. Certificates representing fractional share interests will not be issued under any circumstances.

15.  SHARE SAFEKEEPING

     At the time of enrollment in the Plan, or at any later time, Participants may use the Plan's share safekeeping service to deposit any Stock certificates in their possession with the Plan Administrator. Shares deposited will be transferred into the name of the Plan Administrator or its nominee and credited to the Participant's Account under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan. By using the Plan's share safekeeping service, Participants no longer bear the risk associated with loss, theft or destruction of share certificates.

     Participants who wish to deposit their Stock certificates with the Plan Administrator must mail their requests and their certificates to the Plan Administrator. The certificates should not be endorsed. It is recommended that Participants use registered, insured mail when mailing certificates to the Plan Administrator.

16.  ASSIGNMENT, PLEDGE AND TRANSFER

     Except as provided herein, Participants may not pledge or assign Plan Shares credited to their Accounts, or pledge, assign or transfer any of their rights or interests under the Plan, and any such purported pledge, assignment or transfer shall be void and of no force or effect.

     If a Participant wishes to transfer the ownership of all or part of the Participant's Plan Shares to another person, whether by gift, private sale, or otherwise, the Participant may effect such transfer by mailing a properly completed Share Transfer Form or an executed Stock Power Form to the Plan Administrator. Transfers must be made in whole share amounts. Requests for transfer are subject to the same requirements as for transfer of Stock certificates generally, including the requirement of a Medallion stamp guarantee on the Stock Power Form and the Share Transfer Form. Share Transfer Forms and Stock Power Forms are available from the Plan Administrator.

     Once Plan Shares are transferred, the transferee must obtain an Authorization Card from the Plan Administrator to enroll the shares in the Plan. Transferred shares will not be automatically enrolled in the Plan. The transferee may send the Authorization Card to the Plan Administrator at the same time as the transferor submits the Share Transfer Form or the Stock Power Form to effectuate the transfer.

17.  STOCK DIVIDENDS, SPLITS AND OFFERINGS

     Any shares of capital stock resulting from a stock dividend or stock split by the Corporation with respect to the Plan Shares of a Participant shall be added to the Participant's Account with the Plan Administrator as additional Plan Shares. Stock dividends or shares

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resulting from a stock split that are distributable with respect to shares of
Stock held of record in a Participant's name will be mailed directly to the Participant in the same manner as are such distributions to the Corporation's shareholders who are not participating in the Plan.

     In the event of any change in the Stock held by the Plan Administrator under the Plan as a result of a stock split, reverse stock split, stock dividend or similar transaction, the number of Plan Shares shall be appropriately adjusted. Also, the total shares available for issuance pursuant to the Plan will be adjusted to reflect the stock split, stock dividend or similar transaction.

     In the event of any "rights" or similar offering by the Corporation of any of its capital stock, the Plan Shares credited to a Participant's Account shall be treated as shares of Stock held of record by the Participant in his or her name for purposes of such offering.

18.  AMENDMENT, SUSPENSION OR TERMINATION OF PLAN

     The Corporation may amend, supplement, suspend, modify or terminate the Plan at any time without the approval of the Participants. Notice of any suspension, termination or material amendment of the Plan shall be sent to all Participants, who shall in all events have the right to withdraw from the Plan. Any such suspension, termination or material amendment of the Plan shall not become effective until thirty (30) days after notice is mailed to the Participants.

19.  INTERPRETATION OF PLAN

     The Plan, the Authorization Card, and the Participants' Accounts shall be governed by and construed in accordance with the laws of Georgia, and applicable state and federal securities laws. Any question of interpretation arising under the Plan shall be determined by the Corporation pursuant to applicable state and federal law and the rules and regulations of all regulatory authorities, and such determination shall be final and binding upon all Participants and the Plan Administrator. The Corporation or, with its consent, the Plan Administrator, may adopt rules and regulations from time to time to facilitate the administration of the Plan. Where used in this Plan, the plural shall include the singular and, unless the context otherwise clearly requires, the singular shall include the plural. The headings of the various paragraphs contained in this Plan are for convenience only and shall not affect the interpretation or meaning of the provisions of the Plan.

20.  NO LIABILITY OF CORPORATION OR PLAN ADMINISTRATOR

     Neither the Corporation nor the Plan Administrator, nor their respective directors, officers or employees, shall be liable for any act taken in good faith or for any good faith omission to act, including without limitation, any claim of liability (a) arising out of failure to terminate a Participant's Account upon such Participant's death prior to receipt by the Plan Administrator of notice in writing of such death, and (b) with respect to the prices at or terms upon which shares of Stock are purchased or sold, the times when or the manner in which such purchases or sales are made, the decision whether to purchase shares of Stock on the open market or from the

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Corporation, fluctuations in the Fair Market Value of the Stock, and (c) with respect to any matters relating to the operation or management of the Plan. The Corporation nor the Plan Administrator shall have any duties, responsibilities or liabilities except such as are expressly set forth hereunder.

     Each Participant bears the risk of loss and the benefits of gain from market price changes with respect to all shares. Neither the Corporation nor the Plan Administrator can guarantee that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price. Each Participant should recognize that neither the Corporation nor the Plan Administrator can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.


21.  NOTICES, CONTACT INFORMATION FOR THE PLAN ADMINISTRATOR AND THE CORPORATION

     For any notices, questions, or other communications relating to the Plan, the Participant should include the Participant's Account number and address these items to the Plan Administrator.

     To contact the Plan Administrator or the Corporation, write or telephone as follows:

     The Plan Administrator:

     Community Trust Financial Services Corporation Dividend Reinvestment and Stock Purchase Plan c/o Registrar and Transfer Company
     10 Commerce Drive
     Cranford, New Jersey  07016
     1-800-368-5948 (between 9:00 a.m. and 5:00 p.m., eastern time)

     The Corporation:

     Community Trust Financial Services Corporation
     Attn: Angel J. Byrd
     3844 Atlanta Highway
     Hiram, Georgia, 30141
     (770) 445-1014 (between 9:00 a.m. and 4:00 p.m., eastern time)


     The foregoing Dividend Reinvestment and Stock Purchase Plan of and for Community Trust Financial Services Corporation approved and adopted by the Board of Directors of said Corporation on February 15, 2000, to become and be effective on and as of that date.

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